EXHIBIT 2.9 & 10.11

     ASSET PURCHASE AND DEBT SETTLEMENT AGREEMENT

This Asset Purchase Agreement (the "Agreement"), entered into this 8th day of
November 2001, is by, between, and among PayStar Corporation, a Nevada corporation ("PayStar"); California Phones, Ltd. 0 through 12, inclusive, and
14 through 16, inclusive, a series of Washington limited partnerships
(collectively the "Sellers") for which T&C Management, a California limited liability company is the general partner ("T&C Management"); and Intermountain
Marketing Associates, LLC, a Utah limited liability company (the "Creditor").

     RECITALS:

A.     Sellers own approximately 1,750 pay telephones which are installed and operating primarily in the States of Washington and Oregon and which are managed by Payphone Management, Inc., a Washington corporation doing business as Digital Access Communications ("Digital Access").

B.     PayStar owes Creditor approximately $2,220,440 in principal amounts loaned to the PayStar or its subsidiaries, including interest thereon, of which $848,712 in principal, together with interest thereon, is intended to be forgiven through this transaction.

C.     Creditor is willing to forgive a portion of such indebtedness in exchange for 1,000 of Sellers' pay telephones.

D.     Creditor wishes to purchase, and the Sellers are willing to sell to
Creditor, 1,000 of the pay telephones for the consideration furnished by
PayStar herein, and subject to the terms set forth in this Agreement.

NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.

1.1     Acquired Assets means all right, title, and interest in and to all of the pay telephones of Sellers set forth in Exhibit "A," including, but not limited to, all of the following, if any, (a) tangible personal property associated with such assets (such as inventories of raw materials, supplies, packaging goods, and equipment, manufactured and purchased parts); (b)
software, IT assets and other Intellectual Property related to the pay telephones, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (c) fixtures, improvements, and fittings thereon;
(d) books, records, ledgers, files, documents, correspondence, lists, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Acquired Assets shall not include (i) the state charter, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of Sellers as limited partnerships; and (ii) any of the rights of a Seller under this Agreement.

1.2     Assumed Liabilities means the obligations of each Seller expressly set forth in the maintenance agreements between the Sellers and Digital Access for the Acquired Assets.

1.3     Cash means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

1.4     GAAP means United States generally accepted accounting principles as in effect from time to time.

1.5     Intellectual Property means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all computer software (including data, source codes, and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.6     Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

1.7     Partner means any person who or which holds any interest as a general or limited partner of any of the Sellers.

1.8     Person means an individual, a partnership, a corporation, an association, a joint venture, a limited liability company or partnership, a trust, a joint stock company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.9     Registerable Securities shall mean the shares of common
stock of PayStar issued pursuant to subsection 2.3 of this Agreement (i) in respect of which the Registration Statement has not been declared effective by the SEC; (ii) which have not been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force)
under the Securities Act are met; or (iii) which have not been otherwise transferred to a holder who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend.

1.10     Registration Rights Agreement shall mean the agreement
regarding the filing of the Registration Statement for the resale of the
Registerable Securities, entered into between PayStar and the Sellers on the closing date and annexed hereto as Exhibit "B."

1.11     Registration Statement shall mean a registration statement on Form S-4 (if use of such form is then available to PayStar pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which PayStar then qualifies and which counsel for PayStar shall deem appropriate, and which form shall be available for the distribution and resale of the Registerable Securities to be registered thereunder in accordance with the provisions of this Agreement and the Registration Rights Agreement, and in accordance with the intended method of distribution of such securities), for the registration of the distribution to the Partners and the resale by the non-affiliate Partners of the Registerable Securities under the Securities Act.

1.12     SEC shall mean the Securities and Exchange Commission.

1.13     Securities Act means the Securities Act of 1933, as amended.

1.14     Security Interest means any lien, encumbrance, mortgage, pledge, charge, or other security interest.

2.     Asset Purchase Transaction.

2.1     Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Creditor agrees to purchase from the Sellers, and Sellers agree to sell, transfer, convey, and deliver to Creditor, all of the Acquired Assets at the closing free and clear of any Security Interests for the consideration set forth in subsection 2.3, below.

2.2     Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Creditor agrees to assume and become responsible for all of the Assumed Liabilities at the closing.  Creditor will not assume or have any responsibility, however, with respect to any other obligation or Liability of any Seller not included within the definition of Assumed Liabilities.

2.3     Securities to be Issued. At closing PayStar shall deliver to Sellers
2,501,853 restricted shares of common stock of PayStar allocated among Sellers as set forth below.  The delivery of the 2,501,853 restricted shares shall constitute the full purchase price of the Acquired Assets.

               Limited Partnership                    No. of Shares
               California Phones, Ltd.-0               121,057
               California Phones, Ltd.-1               127,542
               California Phones, Ltd.-2               140,993
               California Phones, Ltd.-3               307,926
               California Phones, Ltd.-4               170,536
               California Phones, Ltd.-5               178,943
               California Phones, Ltd.-6               191,193
               California Phones, Ltd.-7               140,272
               California Phones, Ltd.-8               163,811
               California Phones, Ltd.-9               126,581
               California Phones, Ltd.-10              223,859
               California Phones, Ltd.-11              141,473
               California Phones, Ltd.-12              155,164
               California Phones, Ltd.-14              178,463
               California Phones, Ltd.-15              114,697
               California Phones, Ltd.-16               19,343

2.4     Registration Rights.  Contemporaneous with the closing, PayStar and the Sellers shall enter into the Registration Rights Agreement for the filing of a Registration Statement for the distribution of the Registerable
Securities.  The distribution of the Registerable Securities shall be subject to the dissolution of the Sellers.

2.5     Debt Forgiveness.  In consideration for the receipt of the Acquired
Assets by Creditor from the Sellers, Creditor shall forgive all principal and interest owed by PayStar, or any of its subsidiaries, to the Creditors in the principal amount of $848,712 and evidenced by one or more promissory notes
(hereinafter the "Notes").  At closing Creditor shall deliver the original
Notes to PayStar marked "cancelled."

2.6     Effective Closing Date.  The effective closing date of this Agreement shall be September 30, 2001.

2.7     Dial-Around Compensation.  The dial-around compensation earned prior to the effective date of this Agreement for the pay telephones sold pursuant to this Agreement shall be paid to T&C Management within five days of receipt thereof, which amount is anticipated to be received in January 2002.

2.8     Non-Solicitation of Customer Accounts.  For a period of two years from the closing date, neither T&C Management nor Sellers shall, directly or indirectly, solicit any of the customer or site location accounts the Acquired Assets.

3.     Representations and Warranties of Sellers.  Sellers, jointly and severally, represent and warrant to PayStar and Creditor as set forth below.
These representations and warranties are made as an inducement for PayStar and
Creditor to enter into this Agreement and the Registration Rights Agreement, and, but for the making of such representations and warranties and their accuracy, PayStar and Creditor would not be parties hereto or thereto.

3.1     Organization and Authority.  Each Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Washington with full power and authority to enter into and perform the transactions contemplated by this Agreement and the Registration Rights
Agreement.  This Agreement constitutes a legal, valid, and binding agreement of each of the Sellers.

3.2     Tangible Assets Fit for Use. The Acquired Assets set forth in Exhibit
"A" are fit for use or at least for conversion into the Sellers' business as presently conducted and (i) are each in good repair and operating condition, normal wear and tear excepted; (ii) have been maintained in accordance with normal industry practice; (iii) are suitable for the uses to which customarily put in the conduct of the Sellers' business; (iv) are not operated in violation of any applicable laws, permits, or contracts; and (v) are not leased or on loan to any third party.

3.3     Title to Assets.  Sellers have good and marketable title to the
Acquired Assets, free and clear of any Security Interest or restriction on transfer, except as disclosed in writing to PayStar and Creditor prior to closing.

3.4     Clients and Customers. In connection with the Acquired Assets,
(i) there has been no material dispute between any Seller and Digital Access;
(ii) no Seller has been advised that any customer intends to, or would, cancel or otherwise terminate its business relationship in relation to the Acquired
Assets for any reason whatsoever (including, without limitation, as a result of the announcement or consummation of a transaction of the type contemplated by this Agreement or any similar transaction), nor does any Seller believe that any such cancellation or other such termination would occur or that there is any reasonable basis to expect that such a termination or cancellation would occur; and (iii) no Seller has been advised, and no Seller has reasonable basis to believe, that any customer intends to solicit "requests for proposal" or would otherwise contract with a party other than Digital
Access (or Buyer upon consummation of the transactions contemplated hereby)
upon expiration of the current contractual relationship between Digital Access and such customer.

3.5     Liabilities.  There are no material Liabilities of any Seller which relate to the Acquired Assets which are not disclosed in Exhibit "C." As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to such Liabilities, except in the normal course of business of Sellers.

3.6     Litigation.  There are no legal, administrative or other proceedings, investigations or inquiries, product liability, trade mark or name infringement, or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving any Seller, or its assets, properties, or business, nor does any Seller know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability, trade mark or name infringement, or other claims, judgments, injunctions or restrictions.  In addition, there are no material proceedings existing, pending or reasonably contemplated to which any
Partner or affiliate of a Seller is a party adverse to any Seller or has a material interest adverse to any Seller.

3.7     Taxes.  All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes
(including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by each Seller, and there are no unpaid taxes which are, or could become a lien on the properties and assets of any Seller, except as have been incurred in the normal course of business of such Seller since that date.

3.8     No Conflict or Violation.  Neither the execution and
delivery of this Agreement, or the Registration Rights Agreement, by each
Seller, nor the consummation by each Seller of the transactions hereunder or thereunder nor compliance by each Seller with any of the provisions hereof or thereof will result in: (i) a violation of or a conflict with any provision of the limited partnership agreements, as amended, or operating or management agreements, as amended, of any Seller; (ii) a violation of any applicable law, or order, judgment, writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time or both, would result in any such violation; (iii) an imposition of any lien on any Acquired Asset (other than the Assumed Liabilities), or an event which, with the giving of notice, lapse of time or both, would result in any such imposition; or (iv) any Person having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain damages from PayStar or Creditor or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement or the Registration Rights Agreement.

3.9     Consents and Approvals.  No consent, approval or authorization of any Person, nor any declaration, filing or registration with any Person, is required to be made or obtained by any Seller in connection with the execution, delivery and performance by any Seller of the transactions contemplated to be consummated by each Seller hereunder, except for those consents set forth on Exhibit "D" (the "Required Consents").

3.10     Accuracy of All Statements Made by Seller.  No representation or warranty by any Seller in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of any Seller pursuant to this Agreement, nor any document or certificate delivered to PayStar or Creditor by any Seller pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

4.     Representations and Warranties of PayStar.  PayStar represents and warrants to Sellers and Creditor as set forth below.  These representations and warranties are made as an inducement for Sellers and Creditor to enter into this Agreement and the Registration Rights Agreement, as applicable, and, but for the making of such representations and warranties and their accuracy,
Sellers and Creditor would not be a party hereto or thereto.

4.1     Organization and Good Standing.  PayStar is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

4.2     Performance of This Agreement.  The execution and performance of this
Agreement and the Registration Rights Agreement, and the transaction contemplated hereby and thereby have been authorized by the board of directors of PayStar.

4.3     Legality of Securities to be Issued.  The shares of common stock of
PayStar to be issued pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by PayStar and will be fully paid and nonassessable.

4.4     Accuracy of All Statements Made by PayStar.  No representation or warranty by PayStar in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by PayStar pursuant to this Agreement, nor any document or certificate delivered to Sellers or
Creditor pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

5.     Representations and Warranties of Creditor.  Creditor represents and warrants to PayStar as set forth below.  These representations and warranties are made as an inducement for PayStar to enter into this Agreement, and, but for the making of such representations and warranties and their accuracy,
PayStar would not be a party hereto.

5.1     Organization and Good Standing.  Creditor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah with full power and authority to enter into and perform the transactions contemplated by this Agreement.

5.2     Performance of This Agreement.  The execution and performance of this
Agreement, and the transaction contemplated hereby have been authorized by the managing body of Creditor.

5.3     Notes.  The Notes represent valid obligations of amounts owed by
PayStar to Creditor.  Creditor is the sole owner of the Notes and has not, in whole or in part, directly or indirectly, assigned, pledged, hypothecated, or otherwise encumbered the Notes, or any interest therein.

5.4     Accuracy of All Statements Made by Creditor.  No representation or warranty by Creditor to PayStar in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by
Creditor to PayStar pursuant to this Agreement, nor any document or certificate delivered to PayStar pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

6.     Covenants of the Parties.

6.1     Access to Information.

a.     PayStar and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of each Seller, and each Seller shall furnish or cause to be furnished to PayStar and their authorized representatives all information with respect to their affairs and business as PayStar may reasonably request.
PayStar shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to PayStar; (ii) becomes part of the public domain after disclosure through no fault of PayStar; (iii) is known to PayStar or any of their officers or directors prior to disclosure; or (iv)
is disclosed in accordance with the written consent of Seller.  In the event this Agreement is terminated prior to closing, PayStar shall, upon the written request of any Seller, promptly return all copies of all documentation and information provided by such Seller hereunder.

b.     Sellers and their authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of PayStar, and PayStar shall furnish or cause to be furnished to
Sellers and their authorized representatives all information with respect to their affairs and business as Sellers may reasonably request.  Each Seller shall hold, and shall cause their representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to such Seller; (ii) becomes part of the public domain after disclosure through no fault of such Seller; (iii)
is known to such Seller or any of its partners or managers prior to disclosure; or (iv) is disclosed in accordance with the written consent of
PayStar.  In the event this Agreement is terminated prior to closing, each
Seller shall, upon the written request of PayStar, promptly return all copies of all documentation and information provided by PayStar hereunder.
Notwithstanding the foregoing, each of the Sellers shall prohibit its authorized representatives from disclosing any material nonpublic information received either prior to, as of, or from the date of this Agreement.

6.2     Actions Prior to Closing.  From and after the date of this Agreement and until the closing date:

a.     Each Seller shall carry on its business diligently and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

b.     No Seller shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

c.     Each Seller shall use its best efforts to preserve its business organization intact.

d.     No Seller shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of any Seller.

e.     Each Seller shall duly comply with all applicable laws as may be required for the valid and effective transfer of assets, or assignment of contract rights,  contemplated by this Agreement, or the obtaining of the
Required Consents.

f.     No Seller shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

g.     Each Seller shall promptly notify PayStar of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it or its Partners involving in any way the business, properties, or assets of any Seller.

h.     Creditor shall not assign, transfer, pledge,
hypothecate, or otherwise encumber the Notes, in whole or in part, or any interest therein.

6.3     No Covenant as to Tax or Accounting Consequences.  It is expressly understood and agreed that neither PayStar nor its officers, agents, accountants, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

6.4     Bulk Transfer Laws.  Prior to closing the Sellers shall comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

6.5     Indemnification.  Sellers, jointly and severally, shall indemnify
PayStar and Creditor, severally, for any loss, cost, expense, or other damage
(including, without limitation, attorneys' fees and expenses) suffered by
PayStar or Creditor resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by any Seller herein, and any claims arising from the operations of any
Seller prior to the closing date.  PayStar shall indemnify and hold Sellers harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by PayStar herein, and any claims arising from the operations of PayStar prior to the closing date.
Creditor shall indemnify PayStar for any loss, cost, expense, or other damage
(including, without limitation, attorneys' fees and expenses) suffered by
PayStar resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, warranty, or covenant made by any Creditor herein, and any claims arising from the operations of Creditor prior to the closing date.  The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party, for a period of one year from the closing date of this Agreement.

6.6     Publicity.  The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

6.7     Expenses.  Each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this
Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed by each of them under this Agreement.

6.8     No Finder's Fees.  Except as set forth herein, no broker, finder, or similar agent has been employed by or on behalf of any Seller, PayStar, or
Creditor in connection with this Agreement or the transactions contemplated hereby, and such parties have not entered into any agreement or understanding of any kind with any Person for the payment of, and shall not be required to pay, any brokerage commission, finder's fee, or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.9     Further Actions.  Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

7.     Conditions Precedent to PayStar's and Creditor's Obligations.  Each and
every obligation of PayStar and Creditor to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

7.1     Truth of Representations and Warranties.  The representations and warranties made by Sellers in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

7.2     Performance of Obligations and Covenants.  Each Seller shall have performed and complied with all obligations and covenants required by this
Agreement to be performed or complied with by it prior to or at the closing.

7.3     Officer's Certificate.  PayStar and Creditor shall have been furnished with a certificate (dated as of the closing date and in form and substance reasonably satisfactory to PayStar and Creditor), executed by the general
Partner of Sellers, certifying to the fulfillment of the conditions specified in subsections 7.1 and 7.2 hereof.

7.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

7.5     No Material Adverse Change.  As of the closing date there shall not have occurred any material adverse change, financially or otherwise, to the
Acquired Assets or which materially impairs the ability of any Seller to conduct its business or the earning power thereof on the same basis as in the past.

8.     Conditions Precedent to Obligations of Sellers.  Each and every obligation of any Seller to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

8.1     Truth of Representations and Warranties.  The representations and warran ties made by PayStar in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

8.2     Performance of Obligations and Covenants.  PayStar shall have performed and complied with all obligations and covenants required by this
Agreement to be performed or complied with by it prior to or at the closing.

8.3     Officer's Certificates.  Sellers shall have been furnished with certificates (dated as of the closing date and in form and substance reasonably satisfactory to Sellers), executed by an executive officer of
PayStar, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.
8.4     No Litigation or Proceedings.  There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

8.5     No Material Adverse Change.  As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of PayStar to conduct its business.

9.     Securities Law Provisions.  At closing each Seller shall deliver to
PayStar a subscription agreement, as provided by PayStar, containing appropriate representations concerning the restricted nature of the securities to be issued to it, the non-distributive intent of the recipient of the securities, and other provisions to reasonably satisfy the non-public, unregistered nature of the transaction.

10.     Closing.

10.1     Time and Place.  The closing of this transaction ("closing") shall take place at the offices of PayStar, 1110 West Kettleman Lane, Suite 48,
Lodi, CA  95240, at 11:00 a.m., November 8, 2001, or at such other time and place as the parties hereto shall agree upon.  Such date is referred to in this Agreement as the "closing date."  Simultaneous with the consummation of the closing, each Seller, through its general Partner or other agent, shall put Creditor into full possession and enjoyment of all of the Acquired Assets.

10.2     Documents To Be Delivered by Sellers.

a.     At the closing each Seller shall deliver to PayStar the following documents:

     i.     The subscription agreement described in Section 9 hereof.

     ii.    The certificate required pursuant to subsection 7.3 hereof.

     iii.   The Registration Rights Agreement.

     iv.    Such other documents PayStar may reasonably request.

b.     At the closing each Seller shall deliver to Creditor the following documents:

     i.     The Required Consents, bills of sale, assignments,
            and such other instruments of sale, transfer, conveyance, and assignment of the Acquired Assets to the Creditor as the Creditor and its counsel may request.

     ii.    If applicable, proof of compliance with bulk transfer laws.

     iii.   Such other documents of transfer, certificates of
            authority, and other documents as Creditor may reasonably request.

10.3     Documents To Be Delivered by PayStar.  At the closing PayStar shall deliver to Sellers the following documents:

a.     Aggregate stock certificates for 2,501,853 shares of restricted common stock of PayStar allocated as set forth in subsection 2.3 hereof.

b.     The certificate required pursuant to subsection 8.3 hereof.

c.     The Registration Rights Agreement.

d.     Such other documents of transfer, certificates of authority, and other documents as Sellers may reasonably request.

10.4     Documents To Be Delivered by Creditor.

a.     At the closing Creditor shall deliver to Sellers the following documents:

     i.     An assumption document and such other instruments of assumption by the
            Creditor as set forth in subsection 2.2 hereof and as
            Sellers and their counsel may reasonably request.

     ii.    Such other documents of transfer, certificates of
            authority, and other documents as Sellers may reasonably request.

b.     At the closing Creditor shall deliver to PayStar the following documents:

     i.     The cancelled Notes as required pursuant to subsection 2.5 hereof.

     ii.     Such other documents as PayStar may reasonably request.

11.     Termination.  This Agreement may be terminated by PayStar or the
Creditor, or as it pertains to any Seller, by notice to the others if, (i) at any time prior to the closing date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on November 30, 2001, if the closing shall not have occurred.  Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

12.     Miscellaneous.

12.1     Notices.  All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

Sellers:                 T&C Management
                         12419 Lewis Street Suite 104
                         Garden Grove, CA  92840
                         Attn:  Ken Cheatham

PayStar:                 Harry T. Martin, CFO
                         1110 West Kettleman Lane Suite 48
                         Lodi, CA  95240

with copy to:            Ronald N. Vance
                         Attorney at Law
                         57 West 200 South Suite 310
                         Salt Lake City, UT  84101

Creditor:                228 Lakeview Drive
                         Coeur d'Alene, ID  83814

12.2     Default.  Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by statute.

12.3     Assignment.  This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

12.4     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

12.5     Partial Invalidity.  If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this
Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

12.6     Entire Agreement.  This Agreement constitutes the entire
understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

12.7     Interpretation of Agreement.  This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

12.8     Survival of Covenants, Etc.  All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

12.9     Amendment.  This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

12.10     Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this
Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement. If either Creditor or Sellers has refused the benefit of counsel, each understands and acknowledges that neither it nor any officer, director, Partner, or affiliate has not been represented in this transaction, directly or indirectly, by counsel for PayStar.

12.11     Headings.  The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

12.12     Counterparts.  This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

12.13     Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of California without regard to conflict of law principles and will be binding upon and shall inure to the benefit of the parties and their successors and assigns.

12.14     Exhibits. As set forth in this Agreement, there are attached hereto, or delivered herewith, the following Exhibits, each of which is incorporated herein by this reference and expressly made a part hereof:

               Exhibit          Description
               "A"          Acquired Assets
               "B"          Registration Rights Agreement
               "C"          Liabilities Related to Acquired Assets
               "D"          Required Consents

IN WITNESS WHEREOF, the parties hereto executed the foregoing Asset Purchase
Agreement the day and year first above written.

PAYSTAR:                              PayStar Corporation

By
     /s/ William D. Yotty, CEO

CREDITOR:                             Intermountain Marketing Associates, LLC

By
     /s/ Thomas Howell, Managing Member

SELLER:                              California Phones, Ltd. 0-12 & 14-16
                                     By T&C Management, General Partner

By
     /s/ Ken Cheatham